SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2006

ARQULE, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19 Presidential Way
Woburn, MA
(Address of principal executive offices)

01801
(Zip code)

(781) 994-0300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information

Item 2.05 Costs Associated With Exit Or Disposal Activities.

On January 19, 2006, the Board of Directors of ArQule, Inc. (the “Company”) authorized severance payments for employees in connection with a plan of termination for the Company’s chemistry services business.  The plan of termination resulted from the Company’s previously announced decision to focus on oncology discovery and development and exit its chemistry services business and from subsequent termination of its collaboration agreement with Pfizer Inc.  It is expected that termination of the material aspects of the Company’s chemistry services business will be completed by approximately May 22, 2006.

The severance benefit to be provided to each affected employee (approximately 125 employees in total) will consist of cash payments and continuation of health care coverage, including the Company’s contribution to the cost of such coverage.  The amount of each individual employee’s benefit will determined by the employee’s salary level and the number of years of his or her employment with the Company.

The aggregate severance cost associated with the plan of termination is estimated to be approximately $2.7 million.  It is expected that severance benefits under the plan of termination will be fully paid by December 31, 2006.

Section 8—Other Events

Item 8.01 Other Events.

On January 19, 2006, the Board of Directors of the Company revised the charter of its Compensation, Nominating and Governance Committee to provided greater specificity regarding the responsibilities of the committee for corporate governance matters.  The Company’s committee charters are posted on its Internet site at http://www.arqule.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Louise A. Mawhinney
Louise A. Mawhinney
Vice President, Chief Financial Officer, Treasurer and Secretary

Date: January 25, 2006